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                          EXHIBIT 21.01

                               57

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               1.1.1.  PAUL-SON GAMING CORPORATION

                  1.1.2.  LIST OF SUBSIDIARIES


                                   STATE/COUNTRY OF
              NAME                  INCORPORATION               PARENT
              ----                  -------------               ------
Paul-Son Gaming Supplies, Inc.          Nevada      Paul-Son Gaming Corporation

Paul-Son Mexicana, S.A. de C.V.         Mexico      Paul-Son Gaming Supplies, Inc.
                                                    (99%)
                                                    Paul-Son Gaming Corporation
                                                    (1%)

Authentic Products, Inc.                Nevada      Paul-Son Gaming Corporation

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